Exhibit 99.1

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

News Release

MEDIA CONTACT:	INVESTOR CONTACT:
Candace Steele Flippin	J.C. Weigelt
csflippin@sjm.com	jweigelt@sjm.com
Tel 651 756 3029	Tel 651 756 4347

St. Jude Medical Reports Fourth Quarter and Full-Year 2015 Results

ST. PAUL, Minn. – Jan. 27, 2016 – St. Jude Medical, Inc. (NYSE: STJ) today reported sales and net earnings for the fourth quarter and full-year ended Jan. 2, 2016.

Fourth quarter 2015 highlights:

•                  Neuromodulation sales increased 9 percent on a constant-currency basis over the fourth quarter of 2014

•                  Thoratec product sales grew 15% on a comparable constant currency basis for the full fourth quarter 2015

•                  Adjusted net earnings per share of $1.02 increased 11 percent on a constant currency basis, compared to the fourth quarter of 2014

Fourth Quarter and Full-Year 2015 Sales

The company reported net sales of $1.447 billion in the fourth quarter of 2015, a 1 percent increase over net sales of $1.439 billion in the fourth quarter of 2014. On a constant-currency basis, net sales increased by 7 percent over the fourth quarter of 2014.

Fourth quarter sales of Thoratec products were $136 million driven by continued strength in the U.S. and the launch of Heartmate 3™ Left Ventricular Assist System in Europe. Full fourth quarter 2015 Thoratec sales of $143 million represent comparable constant currency quarterly sales growth of 15% over fourth quarter 2014 sales of $128 million.

When comparing net sales for the full fourth quarter of 2015 to the combined net sales of both St. Jude Medical and Thoratec for the fourth quarter of 2014 and adjusting for foreign currency, comparable constant currency sales decreased 1 percent.

For the full-year 2015, net sales were $5.541 billion, compared with $5.622 billion in 2014. On a constant-currency basis, net sales increased 6 percent over the prior year. When comparing net sales for the full year 2015 to the combined net sales of both St. Jude Medical and Thoratec for the full-year 2014 and adjusting for foreign currency, comparable constant currency sales increased 4 percent.

Commenting on the company’s financial results, St. Jude Medical President and Chief Executive Officer Michael T. Rousseau said, “We are pleased with the momentum we achieved in 2015 in our atrial fibrillation, heart failure and neuromodulation businesses and with the significant progress we have made integrating Thoratec, which had a strong fourth quarter. In 2016, we expect to continue our focus on these key areas which will drive our growth and allow us to deliver a comprehensive portfolio of innovative technologies to patients around the world.”

St. Jude Medical operates on a 52/53 week fiscal year convention with an extra 53rd week occurring approximately every six years. The company’s fiscal fourth quarter 2014 had one extra week of sales compared to fiscal fourth quarter 2015. The company’s fiscal year 2014 had three extra selling days compared to fiscal year 2015. In order to provide similar sales comparisons for quarterly and annual results, the company recommends adjusting for the impact of this convention. While the calculation is not precise, the company estimates that these fewer selling days in 2015 negatively impacted fourth quarter 2015 results by approximately 5 to 6 percentage points and full-year 2015 results by approximately 1 percentage point.

Cardiac Rhythm Management (CRM)

Total CRM sales, which include implantable cardioverter defibrillator (ICD) and pacemaker products, were $580 million for the fourth quarter of 2015, a 15 percent decline compared with the fourth quarter of 2014. After adjusting for the impact of foreign currency, CRM sales decreased 10 percent. Global results were impacted by lower sales in the U.S. as the company is facing increased pressure in the MRI conditional category of products.  This decline was partially offset by solid results in countries where MRI conditional products are offered and continued adoption of our MultiPoint Pacing™ technology in Europe.

CRM sales for the full-year 2015 were $2.523 billion, a 10 percent decrease when compared with 2014. On a constant-currency basis, total CRM sales decreased 3 percent from the prior year.

Of that total, ICD product sales were $358 million in the fourth quarter, a 16 percent decline on a reported basis and an 11 percent decrease on a constant-currency basis compared with the fourth quarter of 2014. ICD product sales for the full-year 2015 were $1.582 billion, down 9 percent when compared with 2014. On a constant-currency basis, ICD sales decreased 4 percent from the prior year.

Fourth quarter pacemaker sales were $222 million, a 14 percent decline compared with the fourth quarter of 2014. On a constant-currency basis, pacemaker product sales decreased 7 percent in the fourth quarter. Pacemaker sales for 2015 were $941 million, down 10 percent when compared with pacemaker sales in 2014. On a constant-currency basis, pacemaker sales decreased 2 percent from the prior year.

Atrial Fibrillation (AF)

AF product sales for the fourth quarter totaled $276 million, a 2 percent decrease from the fourth quarter of 2014. On a constant-currency basis, AF product sales increased 4 percent over the fourth quarter of 2014 driven by continued adoption of the FlexAbility™ and TactiCath™ ablation catheters.

For the full-year 2015, AF product sales were $1.096 billion, an increase of 5 percent over the prior year. On a constant-currency basis, AF product sales increased 13 percent in 2015.

Cardiovascular

Total cardiovascular sales, which primarily include structural heart and vascular products, were $327 million for the fourth quarter of 2015, a 6 percent decline from the fourth quarter of 2014. On a constant-currency basis, cardiovascular sales increased 2 percent in the fourth quarter. Cardiovascular growth was primarily due to a successful initial launch of all sizes of the Portico™ Transcatheter Aortic Valve Implantation System in Europe as well as strong contributions from the AMPLATZER™ Amulet™ Left Atrial Appendage Occluder in Europe and the Optical Coherence Tomography product portfolio.

Total cardiovascular product sales for 2015 were $1.311 billion, a decrease of 3 percent from the prior year. On a constant-currency basis, cardiovascular product sales increased 6 percent in 2015.

Neuromodulation

St. Jude Medical sales of neuromodulation products were $128 million in the fourth quarter of 2015, a 3 percent increase on a reported basis and a 9 percent increase on a constant-currency basis over the prior year. Neuromodulation growth was driven by the St. Jude Medical Burst technology offering in Europe as well as the Protégé™ Spinal Cord Stimulation System with upgradeable features in the U.S.

For the full-year 2015, Neuromodulation product sales were $475 million, an increase of 9 percent over the prior year. On a constant-currency basis, Neuromodulation product sales increased 14 percent in 2015.

Fourth Quarter and Full-Year Earnings Results

In the fourth quarter the Company recorded after-tax charges of $179 million, or $0.63 per diluted share, related primarily to acquisition-related costs, ongoing restructuring actions and amortization of intangible assets.

Including these items, reported net earnings for the fourth quarter of 2015 were $113 million, or $0.39 per share. This compares to reported net earnings for the fourth quarter of 2014 of $245 million, or $0.84 per share. Excluding these items, adjusted net earnings for the fourth quarter of 2015 were $292 million or $1.02 per share.

For the full-year 2015, reported net earnings were $880 million, or $3.07 per share, compared with reported EPS of $3.46 for the full-year 2014. Adjusted net earnings for the full year 2015 were $1.128 billion or $3.94 per share. A reconciliation of the Company’s non-GAAP adjusted results to the Company’s GAAP reported results is provided in the schedules at the end of the press release.

First Quarter and Full-Year 2016 Sales and Earnings Guidance

For the full-year 2016, the Company expects total sales to grow in the range of 2 percent to 4 percent on a comparable constant currency basis with currency negatively impacting full-year 2016 sales by approximately $120 million to $140 million. The company expects comparable constant currency sales growth in the first quarter of 2016 to be flat to slightly up.

The company expects its consolidated adjusted net earnings for the first quarter of 2016 to be in the range of $0.87 to $0.89 per share and full-year 2016 consolidated adjusted net earnings to be in the range of $3.95 to $4.05. A further reconciliation of the company’s quarterly and annual guidance is provided in the schedules at the end of the press release.

Conference Call / Webcast

St. Jude Medical’s fourth quarter and full-year 2015 earnings call can be heard live via webcast today beginning at 7 a.m. CST via the St. Jude Medical Investor Relations website (investors.sjm.com). Approximately one hour following the call (and archived for 90 days), a replay will be available on the Investor Events and Presentations webpage in the Investor Relations section of the St. Jude Medical website.

St. Jude Medical will also be tweeting live during the call on our Investor Relations Twitter account, @StJudeMedicalIR.

Annual Analyst and Investor Meeting

The company has scheduled its annual investor and analyst meeting for Friday, Feb. 5, 2016, in New York City. Investors and analysts must be registered in advance in order to gain entry into the meeting and can email St. Jude Medical Investor Relations for more information. The meeting will take place from approximately 8 a.m. to 12:30 p.m. EST, and the general public can listen to the meeting live on the Investor Relations section of our website investors.sjm.com.

About St. Jude Medical

St. Jude Medical is a leading global medical device manufacturer and is dedicated to transforming the treatment of some of the world’s most expensive epidemic diseases. The company does this by developing cost-effective medical technologies that save and improve lives of patients around the world. Headquartered in St. Paul, Minn., St. Jude Medical has five major areas of focus that include heart failure, atrial fibrillation, neuromodulation, traditional cardiac rhythm management, and cardiovascular diseases. For more information, please visit sjm.com or follow us on Twitter @StJudeMedicalIR.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2015 and Quarterly Report on Form 10-Q for the fiscal quarter ended October 3, 2015. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

Summary of 4Q15 Sales and Reconciliation to Constant Currency Sales Growth

(in millions)

(unaudited)	4Q15 Sales	4Q14 Sales	Reported % Change vs. 4Q14	Constant Currency % Change vs. 4Q14	Reported $ Change vs. 4Q14	Constant Currency $ Change vs. 4Q14	Foreign Currency Impact
Total Sales	$1,447	$1,439	1%	7%	$8	$99	-$91
Total International Sales	$708	$761	-7%	5%
Total U.S. Sales	$739	$678	9%
Worldwide Cardiac Rhythm Management	$580	$685	-15%	-10%	-$105	-$65	-$40
International Cardiac Rhythm Management	$286	$336	-15%	-3%
U.S. Cardiac Rhythm Management	$294	$349	-16%
Worldwide ICD	$358	$426	-16%	-11%	-$68	-$46	-$22
International ICD	$149	$179	-17%	-5%
U.S. ICD	$209	$247	-16%
Worldwide Pacemakers	$222	$259	-14%	-7%	-$37	-$19	-$18
International Pacemakers	$137	$157	-13%	-1%
U.S. Pacemakers	$85	$102	-17%
Worldwide Atrial Fibrillation	$276	$283	-2%	4%	-$7	$11	-$18
International Atrial Fibrillation	$154	$171	-10%	1%
U.S. Atrial Fibrillation	$122	$112	10%
Worldwide Cardiovascular	$327	$347	-6%	2%	-$20	$7	-$27
International Cardiovascular	$199	$214	-7%	6%
U.S. Cardiovascular	$128	$133	-4%
Worldwide Structural Heart	$148	$159	-7%	1%	-$11	$2	-$13
International Structural Heart	$97	$103	-6%	7%
U.S. Structural Heart	$51	$56	-9%
Worldwide Vascular	$179	$188	-5%	2%	-$9	$5	-$14
International Vascular	$102	$111	-8%	4%
U.S. Vascular	$77	$77	-1%
Worldwide Neuromodulation	$128	$124	3%	9%	$4	$10	-$6
International Neuromodulation	$38	$40	-6%	9%
U.S. Neuromodulation	$90	$84	8%
Worldwide Thoratec	$136	$0			$136	$136	$0
International Thoratec	$31	$0
U.S. Thoratec	$105	$0

Note: Percentage changes are based on actual, non-rounded amounts and may not recalculate precisely.

Summary of 2015 Sales and Reconciliation to Constant Currency Sales Growth

(in millions)

(unaudited)	2015 Sales	2014 Sales	Reported % Change vs. 2014	Constant Currency % Change vs. 2014	Reported $ Change vs. 2014	Constant Currency $ Change vs. 2014	Foreign Currency Impact
Total Sales	$5,541	$5,622	-1%	6%	-$81	$332	-$413
Total International Sales	$2,703	$2,965	-9%	5%
Total U.S. Sales	$2,838	$2,657	7%
Worldwide Cardiac Rhythm Management	$2,523	$2,793	-10%	-3%	-$270	-$85	-$185
International Cardiac Rhythm Management	$1,152	$1,322	-13%	1%
U.S. Cardiac Rhythm Management	$1,371	$1,471	-7%
Worldwide ICD	$1,582	$1,746	-9%	-4%	-$164	-$61	-$103
International ICD	$598	$695	-14%	1%
U.S. ICD	$984	$1,051	-7%
Worldwide Pacemakers	$941	$1,047	-10%	-2%	-$106	-$24	-$82
International Pacemakers	$554	$627	-12%	1%
U.S. Pacemakers	$387	$420	-8%
Worldwide Atrial Fibrillation	$1,096	$1,044	5%	13%	$52	$139	-$87
International Atrial Fibrillation	$615	$640	-4%	10%
U.S. Atrial Fibrillation	$481	$404	19%
Worldwide Cardiovascular	$1,311	$1,348	-3%	6%	-$37	$79	-$116
International Cardiovascular	$767	$863	-11%	2%
U.S. Cardiovascular	$544	$485	12%
Worldwide Structural Heart	$595	$639	-7%	2%	-$44	$11	-$55
International Structural Heart	$379	$422	-10%	3%
U.S. Structural Heart	$216	$217	0%
Worldwide Vascular	$716	$709	1%	9%	$7	$68	-$61
International Vascular	$388	$441	-12%	2%
U.S. Vascular	$328	$268	22%
Worldwide Neuromodulation	$475	$437	9%	14%	$38	$63	-$25
International Neuromodulation	$138	$140	-1%	17%
U.S. Neuromodulation	$337	$297	13%
Worldwide Thoratec	$136	$0			$136	$136	$0
International Thoratec	$31	$0
U.S. Thoratec	$105	$0

Note: The data in this schedule has been intentionally rounded to the nearest million. Therefore, the quarterly revenue may not sum to the total year revenue. Additionally, percentage changes are based on actual, non-rounded amounts and may not recalculate precisely.

St. Jude Medical, Inc.

Condensed Consolidated Balance Sheets

(in millions)

(Unaudited)

	January 2, 2016	January 3, 2015
Cash and cash equivalents	$667	$1,442
Accounts receivable, net	1,237	1,215
Inventories	909	784
Other current assets	452	459
Property, plant & equipment, net	1,320	1,343
Goodwill	5,651	3,532
Other intangible assets, net	2,226	851
Other assets	602	567
Total assets	$13,064	$10,193

Current debt obligations	$1,163	$1,593
Other current liabilities	1,310	1,073
Long-term debt	5,229	2,259
Long-term other liabilities	1,320	1,024
Total equity	4,042	4,244
Total liabilities & equity	$13,064	$10,193

Effective January 2, 2016, the Company changed the method of classification of debt issuance costs in accordance with Accounting Standards Update No. 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.  Prior period balances have been retrospectively adjusted to conform to the current period’s presentation.

St. Jude Medical, Inc.

Condensed Consolidated Statements of Earnings

(in millions, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended

	January 2, 2016	January 3, 2015	January 2, 2016	January 3, 2015
Net sales	$1,447	$1,439	$5,541	$5,622
Cost of sales:
Cost of sales before special charges	486	420	1,706	1,597
Special charges	15	5	39	56
Total cost of sales	501	425	1,745	1,653
Gross profit	946	1,014	3,796	3,969

Selling, general & administrative expense	588	457	1,878	1,856
Research & development expense	177	175	676	692
Amortization of intangible assets	45	24	116	89
Special charges	39	78	96	181
Operating profit	97	280	1,030	1,151
Other expense, net	32	22	102	83
Earnings before noncontrolling interest and income taxes	65	258	928	1,068
Income taxes	(48)	20	62	113
Net earnings before noncontrolling interest	113	238	866	955
Net loss attributable to noncontrolling interest	-	(7)	(14)	(47)
Net earnings attributable to St. Jude Medical, Inc.	$113	$245	$880	$1,002

Diluted net earnings per share attributable to St. Jude Medical, Inc.	$0.39	$0.84	$3.07	$3.46
Adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP) (1)	$1.02	$1.08	$3.94	$4.17

Cash dividends declared per share	$0.29	$0.27	$1.16	$1.08

Weighted average shares outstanding- diluted	286.5	290.6	286.3	289.7

(1)  See accompanying reconciliation tables.

Non-GAAP Financial Measures Reconciliations (Unaudited)

	Three Months Ended January 2, 2016
	Earnings before			Net earnings		Net earnings	Diluted net earnings
	noncontrolling			before	Net loss attributable	attributable to St.	per share attributable
	interest and income	Income	Effective tax	noncontrolling	to noncontrolling	Jude Medical,	to St. Jude Medical,	Diluted EPS
(in millions, except per share amounts)	taxes	taxes	rate	interest	interest	Inc.	Inc.	growth rate

As reported (GAAP)	$65	$(48)	-73.8%	$113	$-	$113	$0.39	-54%

Restructuring activities	47	17		30	-	30	0.10
Acquisition-related costs	187	46		141		141	0.49
Product field action costs and litigation costs	4	1		3	-	3	0.01
Legal settlements	3	1		2	-	2	0.01
Amortization of intangible assets	45	16		29	-	29	0.10
Income tax adjustments	-	10		(10)	-	(10)	(0.03)
R&D credit	-	16		(16)	-	(16)	(0.06)

As adjusted (Non-GAAP)	$351	$59	16.8%	$292	$-	$292	$1.02	-6%

Unfavorable foreign currency impact vs. 2014							0.18

Constant currency as adjusted (non-GAAP)							$1.20	11%

			Product field
		Acquisition-	action costs
	Restructuring	related	and litigation
	activities	costs	costs	Legal settlements	Total

Cost of sales before special charges	$-	$36	$-	$-	$36
Special charges (cost of sales)	15	-	-	-	15
Selling, general & administrative expense	-	150	-	-	150
Research & development expense	-	1	-	-	1
Special charges (operating expenses)	32	-	4	3	39
	$47	$187	$4	$3	$241

	Three Months Ended January 3, 2015
	Earnings before			Net earnings		Net earnings	Diluted net earnings
	noncontrolling			before	Net loss attributable	attributable to St.	per share attributable
	interest and income	Income	Effective tax	noncontrolling	to noncontrolling	Jude Medical,	to St. Jude Medical,
(in millions, except per share amounts)	taxes	taxes	rate	interest	interest	Inc.	Inc.

As reported (GAAP)	$258	$20	7.8%	$238	$(7)	$245	$0.84

Restructuring activities	30	8		22	-	22	0.08
Acquisition-related costs	14	4		10	-	10	0.03
Product field action costs and litigation costs	6	2		4	-	4	0.01
Legal settlements	14	6		8	-	8	0.03
Intangible asset impairment charges	33	12		21	-	21	0.07
Amortization of intangible assets	24	8		16	-	16	0.06
R&D credit	-	12		(12)	-	(12)	(0.04)

As adjusted (Non-GAAP)	$379	$72	19.0%	$307	$(7)	$314	$1.08

	Restructuring activities	Acquisition- related costs	Product field action costs and litigation costs	Legal Settlements	Intangible asset impairment charges	Total

Cost of sales before special charges	$-	$4	$-	$-	$-	$4
Special charges (cost of sales)	9	-	(4)	-	-	5
Selling, general & administrative expense	-	10	-	-	-	10
Special charges (operating expenses)	21	-	10	14	33	78
	$30	$14	$6	$14	$33	$97

	Year Ended January 2, 2016
	Earnings before			Net earnings		Net earnings	Diluted net earnings
	noncontrolling			before	Net loss attributable	attributable to St.	per share attributable
	interest and income	Income	Effective tax	noncontrolling	to noncontrolling	Jude Medical,	to St. Jude Medical,	Diluted EPS
(in millions, except per share amounts)	taxes	taxes	rate	interest	interest	Inc.	Inc.	growth rate

As reported (GAAP)	$928	$62	6.7%	$866	$(14)	$880	$3.07	-11%

Restructuring activities	128	41		87	-	87	0.30
Acquisition-related costs	161	56		105	4	101	0.35
Product field action costs and litigation costs	11	4		7	-	7	0.02
Legal settlements	(6)	(3)		(3)	-	(3)	(0.01)
Intangible asset impairment charges	2	1		1	-	1	0.00
Amortization of intangible assets	116	38		78	-	78	0.27
Income tax adjustments	-	21		(21)	-	(21)	(0.07)
R&D credit	-	2		(2)	-	(2)	(0.01)

As adjusted (Non-GAAP)	$1,340	$222	16.6%	$1,118	$(10)	$1,128	$3.94	-6%

Unfavorable foreign currency impact vs. 2014							0.68

Constant currency as adjusted (non-GAAP)							$4.62	11%

	Restructuring activities	Acquisition- related costs	Product field action costs and litigation costs	Legal settlements	Intangible asset impairment charges	Total

Cost of sales before special charges	$-	$36	$-	$-	$-	$36
Special charges (cost of sales)	46	-	(7)	-	-	39
Selling, general & administrative expense	-	109	-	-	-	109
Research & development expense	-	2	-	-	-	2
Special charges (operating expenses)	82	-	18	(6)	2	96
Other expense, net	-	14	-	-	-	14
	$128	$161	$11	$(6)	$2	$296

	Year Ended January 3, 2015
(in millions, except per share amounts)	Earnings before noncontrolling interest and income taxes	Income taxes	Effective tax rate	Net earnings before noncontrolling interest	Net loss attributable to noncontrolling interest	Net earnings attributable to St. Jude Medical, Inc.	Diluted net earnings per share attributable to St. Jude Medical, Inc.

As reported (GAAP)	$1,068	$113	10.6%	$955	$(47)	$1,002	$3.46

Restructuring activities	140	41		99	-	99	0.34
Acquisition-related costs	62	12		50	16	34	0.12
Product field action costs and litigation costs	52	15		37	-	37	0.13
Legal settlements	(13)	(4)		(9)	-	(9)	(0.03)
Intangible asset impairment charges	58	21		37	-	37	0.13
Amortization of intangible assets	89	32		57	-	57	0.20
Income tax adjustments	-	48		(48)	-	(48)	(0.17)
R&D credit	-	-		-	-	-	-

As adjusted (Non-GAAP)	$1,456	$278	19.1%	$1,178	$(31)	$1,209	$4.17

	Restructuring activities	Acquisition- related costs	Product field action costs and litigation costs	Legal settlements	Intangible asset impairment charges	Total

Cost of sales before special charges	$-	$6	$-	$-	$-	$6
Special charges (cost of sales)	37	-	19	-	-	56
Selling, general & administrative expense	-	56	-	-	-	56
Special charges (operating expenses)	103	-	33	(13)	58	181
	$140	$62	$52	$(13)	$58	$299

The sum of the components may not equal the total due to rounding and quantities of shares outstanding in different periods.

Tax rates vary and are applied based on the item’s nature and tax jurisdiction where it is incurred.

2016 Earnings Guidance Reconciliation

(Unaudited)

	First Quarter	Full Year

Estimated 2016 diluted net earnings per share attributable to St. Jude Medical,Inc.	$0.68 - $0.70	$3.33 - $3.43
Estimated restructuring activities	0.02	0.08
Estimated acquisition-related costs	0.11	0.17
Estimated legal settlements	(0.04)	(0.04)
Estimated amortization of intangible assets	0.10	0.41
Estimated 2016 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP)	$0.87 - $0.89	$3.95 - $4.05

The sum of the components may not equal the total due to rounding and quantities of shares outstanding in different periods.

2016 Sales Guidance Reconciliation

(in millions)

(Unaudited)

Full Year

2015 St. Jude Medical total sales	$5,541
2015 Thoratec pre-acquisition total sales	381
2015 comparable total sales	$5,922
Estimated 2016 sales	$5,900 - $6,040
Estimated unfavorable foreign currency impact vs 2015	$120 - $140
Estimated constant currency 2016 total sales (Non-GAAP)	$6,040 - $6,160
Estimated 2016 comparable constant currency % change vs 2015 (Non-GAAP)	2% - 4%

Non-GAAP Financial Measures

The company provides the following non-GAAP financial measures because St. Jude Medical management believes that in order to understand the company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments discussed below.  St. Jude Medical management uses these non-GAAP financial measures to forecast and evaluate the operational performance of the company as well as to compare results of current periods to prior periods on a consolidated basis.

•                  Adjusted earnings before noncontrolling interest and income taxes

•                  Adjusted income taxes and adjusted effective tax rate

•                  Adjusted net earnings before noncontrolling interest

•                  Adjusted net loss attributable to noncontrolling interest

•                  Adjusted net earnings attributable to St. Jude Medical, Inc.

•                  Adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. and adjusted diluted EPS growth rate

•                  Adjusted constant currency diluted net earnings per share attributable to St. Jude Medical, Inc. and adjusted constant currency diluted EPS growth rate

The adjustments made to GAAP financial measures result from facts and circumstances that vary in frequency and impact on the company’s results of operations.  The following is an explanation of each of the adjustments that management excludes in calculating its non-GAAP measures.

Restructuring activities – These amounts represent severance costs and other termination benefits, inventory write-offs primarily associated with discontinued product lines, fixed asset write-offs related to assets no longer expected to be utilized, other restructuring costs and restructuring-related costs.

Acquisition-related costs – These amounts consist of contingent consideration fair value adjustments, acquired inventory step-up amortization, other transaction costs, integration costs, financing commitment fees and stock-based compensation expense for accelerated and replacement equity awards.

Product field action costs and litigation costs – These amounts primarily relate to inventory write-off and disposal costs, additional warranty and patient monitoring costs, and estimated legal costs for outstanding legal matters associated with product field actions.

Legal settlements – These amounts consist of losses that are probable and reasonably estimable, gains related to favorable resolutions of litigation matters and probable insurance recoveries.

Intangible asset impairment charges – These amounts represent non-cash impairments of certain definite and indefinite-lived intangible assets.

Amortization of intangible assets – These amounts represent the non-cash amortization expenses we recognized for definite-lived intangible assets.

Income tax adjustments – These amounts represent tax effects related to significant unusual or infrequent items not attributable to current-year ordinary income, such as settlement of tax positions and discrete tax adjustments to uncertain tax positions, and certain other tax adjustments.

R&D credit – These amounts represent the impact of the federal research and development tax credit to present comparative periods assuming that the tax credit had been enacted in all periods presented.

The company provides comparable constant currency sales growth because St. Jude Medical management believes that in order to understand the company’s short-term and long-term financial trends, investors may wish to consider the impact of the Thoratec acquisition and foreign currency translation on net sales. St. Jude Medical management uses comparable constant currency sales growth to forecast and evaluate the operational performance of the company as well as to compare sales of current periods to prior periods.

In calculating comparable constant currency sales growth in its non-GAAP measures, the company a) excludes the impact to net sales after translating net sales at prior period foreign currency exchange rates and b) includes Thoratec sales amounts for periods prior to St. Jude Medical’s acquisition of Thoratec. Comparable constant currency sales amounts have not been adjusted to eliminate historical product sales between St. Jude Medical and Thoratec because management believes that such adjustments are not material.

The company also provides constant currency sales growth and constant currency adjusted EPS growth because St. Jude Medical management believes that in order to understand the company’s short-term and long-term financial trends, investors may wish to consider the impact of foreign currency translation on net sales and adjusted EPS. St. Jude Medical management uses constant currency sales growth and constant currency adjusted EPS growth to forecast and evaluate the operational performance of the company as well as to compare sales and adjusted EPS of current periods to prior periods.

Non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.